Exhibit 10.20

Loan No. 1004853

THIS PROMISSORY NOTE AND ANY OTHER WRITTEN OBLIGATIONS TO PAY THE INDEBTEDNESS SECURED BY THE MORTGAGE IDENTIFIED IN THIS NOTE HAVE BEEN EXECUTED AND DELIVERED OUTSIDE OF THE STATE OF FLORIDA. THE MORTGAGE IDENTIFIED HEREIN SECURES INDEBTEDNESS WHICH IS ALSO SECURED BY MORTGAGE(S) ON PROPERTY LOCATED OUTSIDE OF THE STATE OF FLORIDA. LENDER’S RECOVERY UNDER THE MORTGAGE IDENTIFIED HEREIN IS LIMITED TO THE PRINCIPAL AMOUNT OF $7,425,000.00. ACCORDINGLY, DOCUMENTARY STAMP TAX IN THE AMOUNT OF $25,987.50 AND NONRECURRING INTANGIBLE TAX IN THE AMOUNT OF $14,850.00 IS BEING PAID UPON RECORDING OF THE MORTGAGE SECURING THIS NOTE BASED UPON SAID AMOUNT OF LIMITED RECOVERY. BORROWER IS PAYING DOCUMENTARY STAMP TAX AND NONRECURRING INTANGIBLE TAX UPON RECORDING OF THE MORTGAGE IDENTIFIED HEREIN UNDER PROTEST AND RESERVES ALL RIGHTS UNDER AND PURSUANT TO THAT CERTAIN BANKRUPTCY ORDER DATED MAY 20, 2011 ISSUED BY THE UNITED STATES BANKRUPTCY COURT OF THE MIDDLE DISTRICT OF FLORIDA, TAMPA DIVISION, CASE NO. 8:10-BK-18713-CPM, A COPY OF WHICH HAS BEEN RECORDED ALONG WITH THE DEED VESTING TITLE INTO THE BORROWER.

PROMISSORY NOTE SECURED BY MORTGAGE

(One-Month LIBO Rate, Adjusted Monthly)

$6,750,000.00	Polk County, Florida June 10, 2011

FOR VALUE RECEIVED, the undersigned ST. CHARLES STATION LLC, a Delaware limited liability company (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), at the Winston-Salem Loan Center, 1 West 4th Street, 3rd Floor, Winston-Salem, North Carolina 27101-3818, MAC: D4000-030, or at such other place as may be designated in writing by Lender, the principal sum of Six Million Seven Hundred Fifty Thousand and No/100ths Dollars ($6,750,000.00) or so much thereof as may from time to time be owing hereunder by reason of advances by Lender to or for the benefit or account of Borrower and as shall be re-advanced until such time as the principal amount of the Loan has been curtailed to $6,007,500.00 as required pursuant to the terms of the hereof to occur on or before January 1, 2013, with interest thereon, per annum, at one or more of the Effective Rates (as hereinafter defined) calculated in accordance with the terms and provisions of the Fixed Rate Agreement attached hereto as Exhibit A (based on a 360-day year and charged on the basis of actual days elapsed). All sums owing hereunder are payable in lawful money of the United States of America, in immediately available funds without offset, deduction or counterclaim of any kind.

Subject to the terms hereof, the loan amount evidenced hereby shall be advanced and re-advanced by Lender from time to time, upon not less than three (3) business days’ prior written notice from Borrower to Lender. In no event shall the aggregate amount so re-advanced exceed the face amount of this Promissory Note. Further, and notwithstanding anything herein contained to the contrary, all requests for re-advances shall be available only until the required curtailment of $742,500.00 or a Principal Amortization Payment is received on or before January 1, 2013. Requests for re-advance shall be submitted by Borrower by written notice to Lender at Wells Fargo Bank, National Association, Winston-Salem Loan Center, One West Fourth Street, Winston-Salem, North Carolina 27101, MAC D4000-030

Loan No. 1004853

Interest accrued on this note (“Note”) shall be due and payable on the first (1st) Business Day of each month commencing with the first (1st) month after the date of this Note.

Interest shall be calculated based on a 360-day year and charged on the basis of actual days elapsed.

The outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full on June 10, 2013 (“Maturity Date”), subject to extension as provided in that certain Loan Agreement dated as of the date of this Note, executed by Borrower and Lender (as the same may be amended or restated from time to time, the “Loan Agreement”). On or before January 1, 2013, Borrower shall curtail the principal amount of the Loan by repaying principal in the amount of $742,500.00. Beginning on January 1, 2013 and on the first day of each month through the Maturity Date (as may be extended pursuant to the Loan Agreement), Borrower shall make an additional principal payment in the amount of $22,500.00 (each, a “Principal Amortization Payment”). Principal amounts outstanding hereunder, upon which repayment obligations exist and interest accrues, shall be determined by the records of Lender, which shall be deemed to be conclusive in the absence of clear and convincing evidence to the contrary presented by Borrower.

This Note is secured by, among other things, that certain Mortgage with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing (“Mortgage”) dated as of the date of this Note, executed by Borrower to Lender, and the other Loan Documents, as defined in the Loan Agreement.

Borrower shall pay all sums owing hereunder in lawful money of the United States of America, in immediately available funds without offset, deduction or counterclaim of any kind, to Lender at Lender’s office at Wells Fargo Bank, WLS – Winston-Salem Loan Center, One West Fourth Street, 3rd Floor, Winston-Salem, North Carolina 27101, Attn: Loan Administration Department or at such other address as Lender may from time to time designate in writing to Borrower.

If any interest or principal payment required hereunder is not received by Lender (whether by direct debit or otherwise) on or before the fifteenth (15th) calendar day of the month (regardless of whether the fifteenth (15th) day falls on a Saturday, Sunday or legal holiday) in which it becomes due, Borrower shall pay, at Lender’s option, a late or collection charge equal to four percent (4%) of the amount of such unpaid payment (“Late Charge”). Notwithstanding the foregoing, the Late Charge shall not be applicable to the payment due on the Maturity Date.

If: (a) Borrower shall fail to pay within ten (10) days after the date when due any sums payable hereunder; or (b) a Default (as defined in the Loan Agreement or Mortgage) occurs and is continuing under the Loan Documents or under any obligation secured thereby; THEN Lender may, at its sole option, declare all sums owing under this Note immediately due and payable; provided, however, that if any Loan Document related to this Note provides for automatic acceleration of payment of sums owing hereunder, all sums owing hereunder shall be automatically due and payable in accordance with the terms of that document.

From and after the Maturity Date, or during the period in which a Default exists under the Loan Agreement or under any other Loan Document, then at the option of Lender, all sums owing on this Note shall bear interest at a rate per annum equal to five percent (5%) in excess of the interest rate otherwise accruing under this Note (“Default Rate”).

Loan No. 1004853

If any attorney is engaged by Lender to enforce or defend any provision of this Note or any other Loan Document, or as a consequence of any Default, with or without the filing of any legal action or proceeding, then Borrower shall pay to Lender immediately upon demand all attorneys’ fees and all costs incurred by Lender in connection therewith, including all trial and appellate proceedings in any legal action, suit, bankruptcy or other proceeding, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance owing hereunder as if such unpaid attorneys’ fees and costs had been added to the principal.

No previous waiver and no failure or delay by Lender in acting with respect to the terms of this Note or any other Loan Document shall constitute a waiver of any breach, Default, or failure of condition under this Note, any other Loan Document or the obligations secured thereby. A waiver of any term of this Note, any other Loan Document or of any of the obligations secured thereby must be made in writing and shall be limited to the express written terms of such waiver. In the event of any inconsistencies between the terms of this Note and the terms of any other Loan Document, the terms of this Note shall prevail.

If this Note is executed by more than one person or entity as Borrower, the obligations of each such person or entity shall be joint and several. No person or entity shall be a mere accommodation maker, but each shall be primarily and directly liable hereunder. Borrower waives: presentment; demand; notice of dishonor; notice of default or delinquency; notice of acceleration; notice of protest and nonpayment; notice of costs, expenses or losses and interest thereon; notice of late charges; and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note.

Time is of the essence with respect to every provision hereof. This Note shall be governed by, construed and enforced in accordance with the laws of the State of Florida, except to the extent that federal laws preempt the laws of the State of Florida, and all persons and entities in any manner obligated under this Note consent to the jurisdiction of any federal or state court within the State of Florida having proper venue and also consent to service of process by any means authorized by Florida or federal law.

It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Section shall control every other covenant and agreement in this Note and the other Loan Documents. If applicable state or federal law should at any time be judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Loan, or if Lender’s exercise of the option to accelerate the Maturity Date, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance of this Note and all other indebtedness secured by the Mortgage, and the provisions of this Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use or forbearance of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the maximum lawful rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding. The Lender may, in determining the

Loan No. 1004853

maximum rate of interest allowed under applicable law, as amended from time to time, take advantage of: (i) the rate of interest permitted by Florida Statutes, Chapter 658, by reason of both Section 687.12 Florida Statutes (“Interest rates; parity among licensed lenders or creditors”) and 12 United States Code, Sections 85 and 86, and (ii) any other law, rule, or regulation on effect from time to time, available to Lender which exempts Lender from any limit upon the rate of interest it may charge or grants to Lender the right to charge a higher rate of interest than that allowed by Florida Statutes, Chapter 687.

Borrower recognizes that its default in making any payment as provided herein or in any other Loan Document as agreed to be paid when due, or the occurrence of any other Default hereunder or under any other Loan Document, will require Lender to incur additional expense in servicing and administering the Loan, in loss to Lender of the use of the money due and in frustration to Lender in meeting its other financial and loan commitments and that the damages caused thereby would be extremely difficult and impractical to ascertain. Borrower agrees (a) that an amount equal to the Late Charge plus the accrual of interest at the Default Rate is a reasonable estimate of the damage to Lender in the event of a late payment, and (b) that the accrual of interest at the Default Rate following any other Default, plus any Fixed Rate Price Adjustment (as defined in Exhibit A), is a reasonable estimate of the damage to Lender in the event of such other Default, regardless of whether there has been an acceleration of the loan evidenced hereby. Nothing in this Note shall be construed as an obligation on the part of Lender to accept, at any time, less than the full amount then due hereunder, or as a waiver or limitation of Lender’s right to compel prompt performance.

All notices or other communications required or permitted to be given pursuant to this Note shall be given to the Borrower or Lender at the address and in the manner provided for in the Loan Agreement, except as otherwise provided herein.

The Loan Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. The Loan Documents shall not be modified except by written instrument executed by all parties. Any reference to the Loan Documents includes any amendments, renewals or extensions now or hereafter approved by Lender in writing.

All exhibits, schedules or other items attached hereto are incorporated into this Note by such attachment for all purposes.

Loan No. 1004853

IN WITNESS WHEREOF, the undersigned has executed and delivered this Promissory Note Secured by Mortgage under seal as of the date written above.

BORROWER:

ST. CHARLES STATION LLC, a Delaware limited liability company

By:	/s/ Richard J, Smith
Richard J. Smith, Vice President

Signature Page to Note

EXHIBIT A

Loan No. 1004853

FIXED RATE AGREEMENT

Exhibit A to Promissory Note Secured by Mortgage (“Note”), dated June 10, 2011, made by ST. CHARLES STATION LLC, as Borrower, to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender.

Borrower has requested and Lender has agreed to provide the option to fix the rate of interest for specified periods on specified portions of the outstanding principal balance as a basis for calculating the Effective Rate on such portions of the principal amounts owing under this Note. Borrower understands: (i) the process of exercising the fixed rate option as provided herein; (ii) that amounts owing under this Note may bear interest at different rates and for different time periods; and (iii) that absent the terms and conditions hereof, it would be extremely difficult to calculate Lender’s additional costs, expenses, and damages in the event of a Default or prepayment by Borrower hereunder. Given the above, Borrower agrees that the provisions herein (including, without limitation, the Fixed Rate Price Adjustment defined below) provide for a reasonable and fair method for Lender to recover its additional costs, expenses and damages in the event of a Default or prepayment by Borrower.

1.	RATES AND TERMS DEFINED. Various rates and terms not otherwise defined herein are defined and described as follows:

“Business Day” is a day of the week (but not a Saturday, Sunday or holiday) on which the offices of Lender are open to the public for carrying on substantially all of Lender’s business functions.

“Default Rate” is a rate of interest per annum five percent (5%) in excess of the applicable Effective Rate in effect from time to time.

“Effective Rate” is the rate of interest calculated in accordance with Section 2 herein.

“Federal Funds Rate” is, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Lender from three (3) Federal Funds brokers of recognized standing selected by Lender.

“Loan Agreement” is that certain Loan Agreement dated as of the date of the Note between Borrower and Lender.

“Loan Documents” are the documents defined as such in the Loan Agreement.

“One-Month LIBO Rate” is the rate of interest, rounded upward to the nearest whole multiple of one-hundredth of one percent (.01%), equal to the sum of: (a) two and eighty-five hundredths percent (2.85%), plus (b) the rate of interest, rounded upward to the nearest whole multiple of one-sixteenth of one

EXHIBIT A

Loan No. 1004853

percent (.0625%), that is quoted by Lender from time to time as the London InterBank Offered Rate for deposits in U.S. Dollars, at approximately 9:00 a.m. (California time), for a period of one (1) month (“One-Month Rate”), which rate is divided by one (1.00) minus the Reserve Percentage.

One-Month LIBO Rate = 2.85%	+	One-Month Rate
(1 – Reserve Percentage)

Provided, that if, and for so long as, (i) the principal amount of the Loan has been reduced by at least $742,500.00 and (ii) the Property (as defined in the Loan Agreement) has achieved a minimum Debt Yield (as defined in the Loan Agreement) of twelve and one-half percent (12.50%), then, effective as of the first (1st) Business Day of the first (1st) month following achievement of the foregoing conditions, the definition of One-Month LIBO Rate shall be:

“One-Month LIBO Rate” is the rate of interest, rounded upward to the nearest whole multiple of one-hundredth of one percent (.01%), equal to the sum of: (a) two and sixty-five hundredths percent (2.65%), plus (b) the rate of interest, rounded upward to the nearest whole multiple of one-sixteenth of one percent (.0625%), that is quoted by Lender from time to time as the London InterBank Offered Rate for deposits in U.S. Dollars, at approximately 9:00 a.m. (California time), for a period of one (1) month (“One-Month Rate”), which rate is divided by one (1.00) minus the Reserve Percentage.

One-Month LIBO Rate = 2.65%	+	One-Month Rate
(1 – Reserve Percentage)

Provided further, that if, and for so long as, (i) the principal amount of the Loan has been reduced by at least $742,500.00 and (ii) the Property (as defined in the Loan Agreement) has achieved a minimum Debt Yield (as defined in the Loan Agreement) of fourteen percent (14.00%), then, effective as of the first (1st) Business Day of the first (1st) month following achievement of the foregoing conditions, the definition of One-Month LIBO Rate shall be:

“One-Month LIBO Rate” is the rate of interest, rounded upward to the nearest whole multiple of one-hundredth of one percent (.01%), equal to the sum of: (a) two and fifty-five hundredths percent (2.55%), plus (b) the rate of interest, rounded upward to the nearest whole multiple of one-sixteenth of one percent (.0625%), that is quoted by Lender from time to time as the London InterBank Offered Rate for deposits in U.S. Dollars, at approximately 9:00 a.m. (California time), for a period of one (1) month (“One-Month Rate”), which rate is divided by one (1.00) minus the Reserve Percentage.

One-Month LIBO Rate = 2.55%	+	One-Month Rate
(1 – Reserve Percentage)

And provided further, that if, and for so long as, (i) the principal amount of the Loan has been reduced by at least $742,500.00 and (ii) the Property (as defined in the Loan Agreement) has achieved a minimum Debt

EXHIBIT A

Loan No. 1004853

Yield (as defined in the Loan Agreement) of fifteen percent (15.00%), then, effective as of the first (1st) Business Day of the first (1st) month following achievement of the foregoing conditions, the definition of One-Month LIBO Rate shall be:

“One-Month LIBO Rate” is the rate of interest, rounded upward to the nearest whole multiple of one-hundredth of one percent (.01%), equal to the sum of: (a) two and four tenths percent (2.40%), plus (b) the rate of interest, rounded upward to the nearest whole multiple of one-sixteenth of one percent (.0625%), that is quoted by Lender from time to time as the London InterBank Offered Rate for deposits in U.S. Dollars, at approximately 9:00 a.m. (California time), for a period of one (1) month (“One-Month Rate”), which rate is divided by one (1.00) minus the Reserve Percentage.

One-Month LIBO Rate = 2.40%	+	One-Month Rate
(1 – Reserve Percentage)

“One-Month LIBO Rate Period” is the period of one (1) month from the first (1st) Business Day of a calendar month to, but not including, the first (1st) Business Day of the next calendar month; provided, however, no One-Month LIBO Rate Period shall extend beyond the Maturity Date.

“One-Month LIBO Rate Portion” is the principal balance of this Note which is subject to a One-Month LIBO Rate. In the event Borrower is subject to a principal amortization schedule under the terms and conditions of the Loan Documents, the One-Month LIBO Rate Portion shall in no event exceed the maximum outstanding principal balance which will be permissible on the last day of the One-Month LIBO Rate Period.

“One-Month Rate” is the rate of interest defined above in the definition of “One-Month LIBO Rate”.

“Regulatory Costs” are, collectively, future, supplemental, emergency or other changes in Reserve Percentages, assessment rates imposed by the FDIC, or similar requirements or costs imposed by any domestic or foreign governmental authority and related in any manner to a One-Month LIBO Rate.

“Replacement Rate” is, for any day, a fluctuating rate of interest equal to two and eighty-five hundredths percent (2.85%), plus the Federal Funds Rate plus one and one-half percent (1.50%).

“Reserve Percentage” is at any time the percentage announced within Lender as the reserve percentage under Regulation D for loans and obligations making reference to the One-Month LIBO Rate. The Reserve Percentage shall be based on Regulation D or other regulations from time to time in effect concerning reserves for Eurocurrency Liabilities as defined in Regulation D from related institutions as though Lender were in a net borrowing position, as promulgated by the Board of Governors of the Federal Reserve System, or its successor.

EXHIBIT A

Loan No. 1004853

“Taxes” are, collectively, all withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to a One-Month LIBO Rate.

2.	EFFECTIVE RATE. The Effective Rate upon which interest shall be calculated for this Note shall be one or more of the following:

2.1	Pre-Maturity; No Default. Provided no Default exists and is continuing under this Note or under the Loan Agreement or under any of the other Loan Documents:

(a)

Initial Disbursement; Subsequent Disbursements During Any Calendar Month. For the initial disbursement of principal under this Note, and for any subsequent disbursements of principal during any calendar month, the Effective Rate on such principal amount shall be the One-Month LIBO Rate on the date of disbursement as determined by Lender. Such Effective Rate shall apply to such principal amount from the date of disbursement through and including the date immediately preceding the first (1st) Business Day of the next calendar month. On the first (1st) Business Day of the next calendar month, any principal disbursed during the prior calendar month shall be added to (or become) the One-Month LIBO Rate Portion for purposes of calculation of the Effective Rate under Section 2.2 below.

(b)

Monthly Reset of One-Month LIBO Rate. Commencing with the first (1st) Business Day of the first (1st) calendar month after the initial disbursement of principal under this Note, and continuing thereafter on the first (1st) Business Day of each succeeding calendar month, the Effective Rate on the outstanding One-Month LIBO Rate Portion under this Note (i.e., all outstanding principal on such first (1st) Business Day) shall be reset to the One-Month LIBO Rate, as determined by Lender on each such first (1st) Business Day.

NOTWITHSTANDING THE ABOVE, Borrower, by written notice to Lender not less than three (3) Business Days prior to the first (1st) Business Day of any calendar month, may elect that the Effective Rate for all or any part of the outstanding principal balance on this Note for the One-Month LIBO Rate Period commencing on such first (1st) Business Day shall be the One-Month LIBO Rate, as determined by Lender, reset daily. Each such election shall apply only to a single One-Month LIBO Rate Period. Any written request by Borrower to Lender shall be delivered to Lender at the Winston-Salem Loan Center, One West Fourth Street, 3rd Floor, Winston-Salem, NC 27101, MAC: D4000-030, with a copy to: Commercial Real Estate, Loan Administration – REBG, 1750 H Street, N.W., Suite 400, Washington, D.C. 20006, Attention: Gina Gallerini, or at such other place as may be designated in writing by Lender.

(c)	If One-Month LIBO Rate Becomes Unavailable. In the event the One-Month LIBO Rate, for any reason, should become prohibited or unavailable to Lender, or, if in Lender’s good faith judgment, it is not possible or practical for Lender to set a One-Month LIBO Rate, THEN the Effective Rate shall be the Replacement Rate.

EXHIBIT A

Loan No. 1004853

2.2	Post-Maturity; Default Rate. From and after the Maturity Date, or such earlier date on which a Default exists and is continuing under the Loan Agreement or any other Loan Document, THEN at the option of Lender, all sums owing on this Note shall bear interest at a rate per annum equal to the Default Rate.

3.	TAXES, REGULATORY COSTS AND RESERVE PERCENTAGES. Within five (5) Business Days after Lender’s demand, Borrower shall pay to Lender, in addition to all other amounts which may be, or become, due and payable under this Note and the other Loan Documents, any and all Taxes and Regulatory Costs, to the extent they are not internalized by calculation of an Effective Rate. Further, at Lender’s option, the Effective Rate shall be automatically adjusted by adjusting the Reserve Percentage, as determined by Lender in its prudent banking judgment, from the date of imposition (or subsequent date selected by Lender) of any such Regulatory Costs. Lender shall give Borrower notice of any Taxes and Regulatory Costs as soon as practicable after their occurrence, but Borrower shall be liable for any Taxes and Regulatory Costs regardless of whether or when notice is so given.

4.

ONE-MONTH LIBO RATE PRICE ADJUSTMENT. Borrower acknowledges that prepayment or acceleration of a One-Month LIBO Rate Portion during a One-Month LIBO Rate Period shall result in Lender’s incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, on the date a One-Month LIBO Rate Portion is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise (“Price Adjustment Date”), Borrower will pay Lender (in addition to all other sums then owing to Lender) an amount (“One-Month LIBO Rate Price Adjustment”) equal to the then present value of (a) the amount of interest that would have accrued on the One-Month LIBO Rate Portion for the remainder of the One-Month LIBO Rate Period at the Fixed Rate set on the first (1st) Business Day of the month in which such amount is prepaid or becomes due, less (b) the amount of interest that would accrue on the same One-Month LIBO Rate Portion for the same period if the One-Month LIBO Rate were set on the Price Adjustment Date at the One-Month LIBO Rate in effect on the Price Adjustment Date. The present value shall be calculated by using as a discount rate the One-Month Rate quoted on the Price Adjustment Date.

Borrower confirms that Lender’s agreement to make the loan evidenced by this Note at the interest rates and on the other terms set forth herein and in the other Loan Documents constitutes adequate and valuable consideration, given individual weight by Borrower, for this agreement.

5.	PURCHASE, SALE AND MATCHING OF FUNDS. Borrower understands, agrees and acknowledges the following: (a) Lender has no obligation to purchase, sell and/or match funds in connection with the use of a One-Month Rate as a basis for calculating an Effective Rate or One-Month LIBO Rate Price Adjustment; (b) a One-Month Rate is used merely as a reference in determining an Effective Rate or a One-Month LIBO Rate Price Adjustment; and (c) Borrower has accepted a One-Month Rate as a reasonable and fair basis for calculating an Effective Rate or a One-Month LIBO Rate Price Adjustment. Borrower further agrees to pay the One-Month LIBO Rate Price Adjustment, Taxes and Regulatory Costs, if any, whether or not Lender elects to purchase, sell and/or match funds.

6.	MISCELLANEOUS. As used in this Exhibit, the plural shall mean the singular and the singular shall mean the plural as the context requires.

EXHIBIT A

Loan No. 1004853

This Agreement is executed under seal concurrently with and as part of the Note referred to and described first above.

BORROWER:

ST. CHARLES STATION LLC, a Delaware limited liability company

By:	/s/ Richard J, Smith
Richard J. Smith, Vice President

Signature Page to Fixed Rate Agreement